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                                                                     EXHIBIT 4.1

                        FORM OF STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of January ___, 2002 by and between La Jolla Pharmaceutical Company, a Delaware corporation with its principal office at 6455 Nancy Ridge Drive, San Diego, California 92121 (the "COMPANY"), and the several purchasers named in Exhibit A attached hereto (each, a "PURCHASER" and collectively, the "PURCHASERS").

         WHEREAS, the Company desires to issue and sell to the Purchasers an aggregate of up to 7,000,000 shares (the "SHARES") of the authorized but unissued shares of Company common stock, $0.01 par value per share (the "COMMON STOCK"); and

         WHEREAS, the Purchasers, severally, wish to purchase the Shares on the terms and subject to the conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with such party. For this purpose "CONTROL" shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting or income interest in such corporation or other business entity.

         "Closing Date" means the date of the Closing.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

         "GAAP" means United States generally accepted accounting principles.

         "KD&W" means Kelley Drye & Warren LLP.

         "Majority Purchasers" shall mean Purchasers which, at any given time, hold greater than fifty percent (50%) of the voting power of the outstanding Shares.

         "Material Adverse Effect" shall mean a material adverse effect on the prospects (financial or otherwise), condition, business, operations, assets, liabilities (including contingent liabilities required to be reserved against in accordance with GAAP), or results of operations of the Company.

         "NASD" means the National Association of Securities Dealers, Inc.

         "Registration Rights Agreement" shall mean that certain Registration Rights Agreement, dated as of the Closing Date, among the Company and the Purchasers.

         "SEC" shall mean the Securities and Exchange Commission.
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         "Securities Act" shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

2.       Purchase and Sale of Shares.

         2.1 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally, hereby agrees to purchase from the Company, at the Closing, the number of shares of Common Stock set forth opposite the name of such Purchaser under the heading "Number of Shares to be Purchased" on Exhibit A hereto, at a purchase price of $7.37 per share. The total purchase price payable by each Purchaser for the number of shares of Common Stock that such Purchaser is hereby agreeing to purchase is set forth opposite the name of such Purchaser under the heading "Purchase Price" on Exhibit A hereto. The aggregate purchase price payable by the Purchasers to the Company for all of the Shares shall be $51,590,000. The Company shall be obligated to register the Shares pursuant to the terms and conditions set forth in the Registration Rights Agreement.

         2.2 Closing. The closing of the transactions contemplated under this Agreement (the "CLOSING") shall take place at 10:00 a.m. at the offices of Gibson, Dunn & Crutcher LLP in Irvine, California on January __, 2001, or at such other location, date and time as may be agreed upon between the Purchasers and the Company (the "CLOSING DATE").

         2.3 Independent Purchasers. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby and that each Purchaser has separately negotiated the terms of this Agreement. Nothing contained herein or in any agreement or document relating to this transaction, and no action taken by any Purchaser, shall be deemed to constitute the Purchasers as, or to create any presumption that the Purchasers are in any way acting in concert or as, a group with respect to the obligations or transaction hereunder. No Purchaser has relied upon any other Purchaser for advice in entering into the transactions contemplated hereby. Each Purchaser shall be entitled to independently protect and enforce its rights hereunder.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers as follows:

         3.1 Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. The Company has all requisite corporate power and authority, and all necessary licenses and permits, to own and lease its properties and assets and to carry on its business as now conducted, except to the extent failure to have any such license or permit would not have a Material Adverse Effect. The Company does not have any subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, unincorporated business organization, association, trust or other business entity.

         3.2 Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which 35,248,561 shares are outstanding as of October 31, 2001, and (ii) 8,000,000 shares of preferred stock, of which no shares are outstanding on the date hereof. Except as set forth in Schedule 3.2 hereto, there are no existing options, warrants, calls, contracts, demands or preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold,
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any shares of the capital stock of the Company or other equity interests in the
Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. There are no stockholder agreements, voting agreements, or similar agreements with respect to the Common Stock to which the Company is a party, or to the knowledge of the Company, by or between any stockholders of the Company or any of its Affiliates.

         3.3 Authorization. The Company has all requisite corporate power to enter into this Agreement and the Registration Rights Agreement and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement (including, without limitation, the issuance of the Shares). All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein has been taken or will be taken prior to the Closing Date. When executed and delivered by the Company, each of this Agreement and the Registration Rights Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles.

         3.4 Valid Issuance of the Shares. The Shares being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof, be validly issued, fully paid and nonassessable. Except for blue sky filing fees, if any, there are no state or city taxes, fees or other charges payable in connection with the execution or delivery of this Agreement, the Registration Rights Agreement and the Shares.

         3.5 Financial Statements. The Company has furnished to each Purchaser its audited Statements of Income, Stockholders' Equity and Cash Flows for the fiscal year ended December 31, 2000, its audited Balance Sheet as of December 31, 2000, its unaudited Statements of Income, Stockholders' Equity and Cash Flows for the period from December 31, 2000 through September 30, 2001 and its unaudited Balance Sheet as of September 30, 2001. All such financial statements are hereinafter referred to collectively as the "FINANCIAL STATEMENTS." The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present, in all material respects, the financial position of the Company and the results of its operations as of the date and for the periods indicated thereon, except that the unaudited financial statements may not be in accordance with generally accepted accounting principles because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which, individually, and in the aggregate, will not be material. Since September 30, 2001, to the Company's knowledge, (i) there has been no development or change (actual or threatened), individually or in the aggregate, having a Material Adverse Effect, (ii) except as set forth in an SEC Document (as defined below), there does not exist any condition reasonably likely to result in a Material Adverse Effect and (iii) the Company has conducted its business only in the ordinary course. The Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which were not fully reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto, or incurred in the ordinary course of business consistent with the Company's past practices since September 30, 2001, and in any such case which were required generally to be reflected in such Financial Statements under GAAP, all of which individually and in the aggregate do not and would not have a Material Adverse Effect.

         3.6 SEC Documents. The Company has furnished to each Purchaser, a true and complete copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, the Company's Quarterly Reports on Form 10-Q for three months ended March 31, 2001, June 30, 2001 and
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September 30, 2001 and any other statement, report, registration statement
(other than registration statements on Form S-8) or definitive proxy statement filed by the Company with the SEC during the period commencing December 31, 2000 and ending on the date hereof. The Company will, promptly upon the filing thereof, also furnish to each Purchaser all statements, reports (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), registration statements and definitive proxy statements filed by the Company with the SEC during the period commencing on the date hereof and ending on the Closing Date (all such materials required to be furnished to each Purchaser pursuant to this sentence or pursuant to the next preceding sentence of this Section 3.6 being called, collectively, the "SEC DOCUMENTS"). Since January 1, 2001, the Company has timely made all filings required to be made by it under the Exchange Act, the Securities Act and the securities laws of any state, and any rules and regulations promulgated thereunder. The SEC Documents complied or will comply in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates, except to the extent corrected by a subsequently filed SEC Document filed prior to the date hereof. The Company is eligible to use a registration statement on Form S-3 with respect to the registration of Registrable Securities (as such term is defined in the Registration Rights Agreement) pursuant to the Registration Rights Agreement.

         3.7 Consents. All permits, consents, approvals, orders, authorizations of, or declarations to or filings with any federal, state, local or foreign court, governmental or regulatory authority, or other person (including third party consents) required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein (including, without limitation, the issuance of the Shares) and therein have been obtained or will be obtained prior to the Closing Date, and will be effective as of the Closing Date.

         3.8 No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) will not (x) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Certificate of Incorporation or bylaws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its respective properties or assets or
(y) result in the creation of any lien, security interest, charge or encumbrance upon the Company's assets, properties, or outstanding capital stock.

         3.9 Brokers or Finders. Except for UBS Warburg LLC ("UBS") and Pacific Growth Equities, Inc. ("PGE"), the Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and, except for certain fees and expenses payable by the Company to UBS and PGE, the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.10 Nasdaq National Market. The Common Stock is listed on The Nasdaq National Market, and there are no proceedings to revoke or suspend such listing. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq National Market. The Company has not
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received any notification that, and has no knowledge that, the SEC or the NASD is contemplating terminating such listing or registration. The issuance of the Shares does not require stockholder approval, including, without limitation, as may be required pursuant to the Nasdaq Marketplace Rules.

         3.11 Absence of Litigation. There is no action, suit or proceeding or, to the Company's knowledge, any investigation, pending, or to the Company's knowledge, threatened by or before any governmental body against the Company and in which an unfavorable outcome, ruling or finding in any said matter, or for all matters taken as a whole, might have a Material Adverse Effect. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions this Agreement or the Registration Rights Agreement or the right of the Company to execute, deliver and perform under same.

         3.12 Fiduciary Duties. The Company represents and warrants that, to the best of its knowledge, none of its directors or officers is or has been the subject of, or a defendant in: (i) an enforcement action or prosecution (or settlement in lieu thereof) brought by a governmental authority relating to a violation of securities, fiduciary or criminal laws, or (ii) a civil action (or settlement in lieu thereof) brought by stockholders or investors for violation of duties owed to the stockholders or investors.

         3.13 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans, claims, charges and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to property and assets it leases, the Company is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, charges, claims or encumbrances, except to extent such would not have a Material Adverse Effect.

         3.14 Intellectual Property. Seller is the sole and exclusive owner of, or has the right to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, information, licenses, proprietary rights and processes used by the Company which are material to the Company to conduct its business as presently conducted. The Company has not received written notice that, and has no knowledge that, its use and enjoyment of the intellectual property described in this Section 3.14 in connection with the conduct by the Company of its business as currently conducted conflicts with or infringes on the rights of others in a manner that would have a Material Adverse Effect. The Company's intellectual property rights as described in this Section 3.14 have been duly registered (where applicable) with the appropriate state, federal and foreign jurisdictions.

         3.15 Environmental Matters. Except as set forth in the SEC Documents, to its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, which violation could reasonably be expected to result in a Material Adverse Effect, and to the best of its knowledge, no expenditures are required in order to comply with any such existing statute, law or regulation, which expenditures could reasonably be expected to result in a Material Adverse Effect.

         3.16 Employees. To the Company's knowledge, no strike, labor dispute or union organizing activities are pending or threatened against the Company by its employees. No employees belong to a union or collective bargaining unit. The Company does not have any workers' compensation liabilities.

         3.17 Tax Matters. The Company has filed all tax returns and reports as required by federal, state, local, and foreign law and has paid all taxes shown thereon that have become due and payable. Such returns and reports were materially accurate and complete when filed and reflect all taxes and other assessments due thereunder to be paid by the Company, except those contested by it in good faith. The provision for taxes of the Company included in the provision for accrued liabilities in the Company's financial statements is adequate for taxes due or accrued as of the date thereof. The Company has never had any material tax deficiency proposed or assessed against it. Since 1995, none of the Company's federal income tax returns have been audited by governmental authorities.

         3.18 Compliance with Laws. The business and operations of the Company have been conducted in accordance with all applicable laws, rules and regulations of all governmental agencies, authorities and instrumentalities (including, without limitation, under the Employee Retirement Income Security Act of 1974, as amended, laws and regulations administered by the Food and Drug Administration, and all laws relating to the employment of labor), except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect.

         3.19 Insurance. The Company maintains insurance of the type and in the amount reasonably adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts vandalism, and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

         3.20 Investment Company Act. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT"), and the Company is not directly or indirectly controlled by or acting on behalf of any person that is an "investment company" within the meaning of the Investment Company Act.

         3.21 Compliance With Securities Laws. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4 hereof, the offer and sale by the Company of the Shares is exempt from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification provisions of all applicable state securities and "blue sky" laws. Other than pursuant to an effective registration statement under the Securities Act, the Company has not issued, offered or sold any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock or any such other securities) within the six (6) month period preceding the date hereof or taken any other action, or failed to take any action, that, in any such case, would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale of the Shares as contemplated hereby or (ii) cause the offering of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the NASD, as applicable. The Company shall not directly or indirectly take, and shall not permit any of its directors, officers or Affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any person or entity of the Shares or any Common Stock) that will make unavailable the exemption from registration under the Securities Act being relied upon by the Company for the offer and sale to the Purchasers of the Shares as contemplated by this Agreement, including, without limitation, the filing of a registration statement under the Securities Act. No form of general solicitation or advertising within the meaning of Rule 502(c) under the Securities Act has been used or authorized by the Company or any of its officers, directors or Affiliates in connection with the offer or sale of the Shares as contemplated by this Agreement or any other agreement to which the Company is a party.

         3.22 Registration Rights. There are no persons with registration or other similar rights to have any securities registered to the Registration Statement or otherwise registered by the Company under the Securities Act which have not been satisfied.
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         3.24 Related Party Transactions. Except as set forth in the SEC
Documents, neither the Company nor any of its officers, directors or Affiliates nor any family member of any officer, director or Affiliate of the Company has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. Neither the Company nor any of its officers, directors or Affiliates nor any family member of any officer, director or Affiliate of the Company (i) owns any direct or indirect interest constituting more than a 1% equity (or similar profit participation) interest in, or controls or is a director, officer, partner, member or employee of, or consultant or lender to or borrower from, or has the right to participate in the profits of, any person or entity which is a participant in any transaction to which the Company is a party or (ii) is a party to any contract, agreement, commitment or other arrangement with the Company.

         3.25 Contracts. All contracts and agreements filed or required to be filed as exhibits to the SEC Documents filed prior to the date hereof, except such contracts and agreements that have expired by their own terms (collectively, "CONTRACTS") are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the best knowledge of the Company, the other parties thereto; the Company and, to the best knowledge of the Company, each other party thereto, have performed in all material respects all obligations required to be performed by them under the Contracts, and no material violation or default exists in respect thereof, nor any event that with notice or lapse of time, or both, would constitute a default thereof, on the part of the Company or, to the best knowledge of the Company, any other party thereto; none of the Contracts is currently being renegotiated; and the validity, effectiveness and continuation of all Contracts will not be materially adversely affected by the transactions contemplated by this Agreement.

         3.26 Disclosure. The Agreement and the SEC Documents does not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

4. Representations and Warranties of the Purchasers. Each Purchaser severally for itself, and not jointly with the other Purchasers, represents and warrants to the Company as follows:

         4.1 Authorization. Such Purchaser has all requisite power under its constituent documents to enter into each of this Agreement and the Registration Rights Agreement and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement. All action on the part of such Purchaser and, if applicable, its officers, directors, stockholders, managers, members and equity holders necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein has been taken. When executed and delivered, each of this Agreement and the Registration Rights Agreement will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles.

         4.2 Purchase Entirely for Own Account. Such Purchaser is acquiring the Shares being purchased by it hereunder for investment, for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act.

         4.3 Investor Status; Etc. Such Purchaser certifies and represents to the Company that at the time such Purchaser acquires any of the Shares, such Purchaser will be an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring the Shares. Such Purchaser's financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment.

Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

         4.4 Shares Not Registered. Such Purchaser understands that the Shares have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

         4.5 No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under (i) any provision of the organizational documents of such Purchaser or (ii) any judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

         4.6 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

         4.7 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the Closing Date.

5.       Conditions Precedent.

         5.1 Conditions to the Obligation of the Purchasers to Consummate the Closing. The obligation of each Purchaser to consummate the Closing and to purchase and pay for the Shares being purchased by it pursuant to this Agreement is subject to the satisfaction of the following conditions precedent (or waiver by such Purchaser):

                  (a) The representations and warranties contained herein of the Company shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that, in the case of any representation and warranty of the Company contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 5.1(a)).

                  (b) Prior to the Closing Date, no Material Adverse Event shall have occurred and the Company shall have performed all covenants, agreements, obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

                  (c) No suit, action, or other proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

                  (d) The purchase of and payment for the Shares by such Purchasers shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby (including, without limitation, the issuance of the Shares) shall have been duly obtained or made and shall be in full force and effect.

                  (e) The Company shall have complied with all applicable requirements of federal and state securities or "blue sky" laws with respect to the issuance of the Shares, and each Purchaser, at such Purchaser's request, shall have been provided reasonable evidence thereof.

                  (f) The Shares shall have been approved for listing on The Nasdaq National Market, and each Purchaser, at such Purchaser's request, shall have been provided reasonable evidence thereof.

                  (g) The Registration Rights Agreement shall have been executed and delivered by the Company.

                  (h) A certificate shall have been delivered by the Company, signed by its President or Chief Executive Officer, to the effect that: (i) the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the Closing Date, as though newly made on and as of that date (except for representations and warranties which speak as of the date of the Agreement or as of another specific date or period covered thereby) and (ii) the Company has performed or complied with, in all material respects, all of its covenants contained in this Agreement and required to be performed or complied with on or before Closing Date.

                  (i) The Company shall have delivered to each Purchaser an opinion of counsel for the Company, dated the Closing Date, in substantially the form of Exhibit B attached hereto.

                  (j) A single stock certificate shall have been delivered by the Company, registered in the name of such Purchaser or nominee as designated by the Purchaser in writing, representing the number of shares of Common Stock purchased by such Purchaser, free of all restrictive and other legends (except as provided in Section 6.2 hereof and otherwise in the form of good delivery), against payment of the purchase price therefor by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing.

                  (k) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to such Purchaser, and such Purchaser shall have received copies (executed or certified, as may be appropriate) of all documents which such Purchaser may have reasonably requested in connection with such transactions.

                  (l) Purchasers shall have committed, pursuant to the terms hereof, to purchase an aggregate of at least four million (4,000,000) Shares.

         5.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell to each Purchaser the Shares to be purchased by it at the Closing is subject to the satisfaction of the following conditions precedent (or waiver by the Company):

                  (a) The representations and warranties contained herein of such Purchaser shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of each Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 5.2(a)).

                  (b) The Registration Rights Agreement shall have been executed and delivered by each Purchaser.

                  (c) Such Purchaser shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

                  (d) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

                  (e) The sale of the Shares by the Company shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

                  (f) Such Purchaser shall have executed and delivered to the Company a Investor Questionnaire, in substantially the form attached hereto as Exhibit C, pursuant to which each such Purchaser shall provide information necessary to confirm each such Purchaser's status as an "accredited investor" (as such term is defined in Rule 501 promulgated under the Securities Act).

                  (g) The Company shall have received executed agreements from each of the Purchasers to purchase, in accordance with this Agreement, the number of shares of Common Stock set forth on Exhibit A opposite its name under the heading "Number of Shares to be Purchased."

                  (h) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to the Company, and the Company shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

                  (i) Purchasers shall have committed, pursuant to the terms hereof, to purchase an aggregate of at least four million (4,000,000) Shares.

6.       Transfer; Legends.

         6.1 Securities Law Transfer Restrictions. No Purchaser shall sell, assign, pledge, transfer or otherwise dispose or encumber any of the Shares being purchased by it hereunder, except: (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if reasonably requested by the Company, upon delivery by such Purchaser of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. Any transfer or purported transfer of the Shares in violation of this

Section 6.1 shall be voidable by the Company; provided, however, that no opinion will be required in connection with (i) a public sale or transfer of Shares pursuant to an effective registration statement in connection with which Purchaser represents in writing to the Company that such Shares have been or are being sold pursuant to such registration statement; (ii) a public sale of Shares pursuant to Rule 144 under the Securities Act if Purchaser has delivered to the Company a customary and accurate Rule 144 broker's and seller's representation letter; or (iii) a sale of shares pursuant to Rule 144(k) under the Securities Act if Purchaser has delivered to the Company a customary and accurate Rule 144 seller's representation letter. The Company shall not register any transfer of the Shares in violation of this Section 6.1. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 6.1.

         6.2 Legends. Each certificate requesting any of the Shares shall be endorsed with a legend in substantially the form set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH LAWS OR (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT, AND TO THE EXTENT REQUIRED BY SECTION 6.1 OF THE STOCK PURCHASE AGREEMENT PURSUANT TO WHICH THE SHARES REPRESENTED HEREBY WERE ACQUIRED, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT AND SUCH LAWS.

         6.3 Removal of Legends. Any legend endorsed on a certificate evidencing the Shares shall be removed, and the Company shall issue a certificate without such legend to the holder of such Shares, if such Shares are being sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated thereunder and the purchaser thereof may immediately resell such Shares without restriction and without registration; provided, however, that in the case of a sale pursuant to Rule 144, such holder of Shares shall provide such information as is reasonably requested by the Company to ensure that such Shares may be sold in reliance on Rule 144.

7. Termination; Liabilities Consequent Thereon. This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing only as follows:

                  (a) with respect to a Purchaser, by such Purchaser, upon notice to the Company if the conditions set forth in Section 5.1 shall not have been satisfied on or prior to February __, 2002; or

                  (b) with respect to a Purchaser, by the Company, upon notice to such Purchaser if the conditions set forth in Section 5.2 to be satisfied by such Purchaser shall not have been satisfied on or prior to February __, 2002; or

                  (c) at any time by mutual agreement of the Company and not less than five (5) Purchasers who represent at least fifty percent (50%) of the Shares being sold hereunder; or

                  (d) with respect to a Purchaser, by such Purchaser, if there has been any breach of any representation or warranty or any material breach of any covenant of the Company contained herein and the same has not been cured within 15 days after notice thereof, (it being understood and agreed by each Purchaser that, in the case of any representation or warranty of the Company contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation or warranty will be deemed to have been breached for purposes of this Section 7.1(d) only if such representation or warranty was not true and correct in all material respects at the time such representation or warranty was made by the Company); or

                  (e) by the Company with respect to a Purchaser, if there has been any breach of any representation, warranty or any material breach of any covenant of such Purchaser contained herein and the same has not been cured within 15 days after notice thereof (it being understood and agreed by the Company that, in the case of any representation and warranty of the Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation or warranty will be deemed to have been breached for purposes of this Section 7.1(e) only if such representation or warranty was not true and correct in all material respects at the time such representation or warranty was made by such Purchaser).

                  Any termination pursuant to this Section 7 shall be without liability on the part of any party, unless such termination is the result of a material breach of this Agreement by a party to this Agreement in which case such breaching party shall remain liable for such breach notwithstanding any termination of this Agreement.

8.       Miscellaneous Provisions.

         8.1 Use of Proceeds. The Company shall expend the net proceeds from the sale of the Shares solely for general corporate and working capital purposes.

         8.2 Filings. The Company shall make all necessary filings with the SEC and "blue sky" filings required to be made by the Company in connection with the sale of the Shares to the Purchasers as required by all applicable laws, and shall provide a copy thereof to the Purchasers promptly after such filing.

         8.3 Public Statements or Releases. Each of the parties to this Agreement agrees that it shall not make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 8.3 shall prevent any of the parties hereto from making such public announcements or filings as it may consider necessary in order to satisfy its legal obligations, or from releasing a public statement mutually acceptable to the parties hereto upon the completion of the offering contemplated hereby.

         8.4 Further Assurances. The parties agree to cooperate fully to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

         8.5 Notification of Effectiveness of Registration Statement. The Company covenants that it will provide written notice to each Purchaser (which notice may be in electronic form) that the Company's registration statement on Form S-3 registering the Shares sold hereunder to the Purchasers has been declared effective by the SEC, which notice shall be given promptly, but in no event more than two (2) days after the Company has received notice of such effectiveness from the SEC.

         8.6 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

         8.7 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

         8.8      Notices.

                  (a) Any notices, reports or other correspondence (hereinafter collectively referred to as "CORRESPONDENCE") required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or facsimile or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

                  (b) All correspondence to the Company shall be addressed as follows:

                           La Jolla Pharmaceutical Company
                           6455 Nancy Ridge Drive
                           San Diego, CA 92121
                           Attention:  Steven B. Engle
                           Facsimile:  (858) 452-6893

                           with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           4 Park Plaza, Suite 1700
                           Irvine, California 92614
                           Attention:  Leonard J. McGill
                           Facsimile:  (949) 451-4220

                   (c) All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in Exhibit A, with a copy to:

                           Kelley Drye & Warren LLP
                           101 Park Avenue
                           New York, NY  10178
                           Attention:  Salvatore J. Vitiello
                           Facsimile:  (212) 808-7897

                  (d) Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

         8.9 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

         8.10 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

         8.11     Governing Law; Injunctive Relief.

                  (a) This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of California and without regard to any conflicts of laws concepts that would apply the substantive law of some other jurisdiction.

                  (b) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "IRREPARABLE BREACH"). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in the State of California, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party's costs, including actual attorney's fees, incurred in connection with defending such action. Such remedies shall not be the parties' exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

         8.12 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

         8.13 Expenses. Each party will bear its own costs and expenses in connection with this Agreement; provided, however, that the Company shall pay all costs and expenses of KD&W, as counsel to the Purchasers, incurred through the Closing Date, up to an aggregate of $35,000, plus reasonable out-of-pocket expenses, which amount shall be payable on the Closing Date and further provided that if this Agreement is terminated pursuant to Section 7 prior to the Closing Date, then the costs and expenses of KD&W shall be payable by the Company no later than ten (10) days after the date of termination.

         8.14 Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. No Purchaser may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the Company, which consent will not be unreasonably withheld. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.

         8.15 Survival. The respective representations and warranties given by the parties hereto, and the other covenants and agreements contained herein, shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of two years, without regard to any investigation made by any party.

         8.16 Entire Agreement. This Agreement along with the schedules and exhibits attached hereto and incorporated herewith constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and (a) prior to Closing, not less than five (5) Purchasers who represent at least fifty percent (50%) of the Shares being sold hereunder or (b) following Closing, the Majority Purchasers; provided, however, that, in each case, no such amendment shall increase the obligations of any Purchaser without such Purchaser's written consent.

         8.17 Confidential Information. Each of the Company and each Purchaser agrees to keep confidential, and not to disclose to or use for the benefit of any third party, the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential, without the prior written approval of the other party; provided, however, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law (including, without limitation, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act).

         8.18 Indemnification Regarding Brokers' Fees. The Company shall indemnify and hold harmless each Purchaser against, and from any liability, cost or expense, resulting from the Company's fee agreement with UBS, or owing to PGE, in connection with this Agreement or the transactions contemplated hereby.

         8.19 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



[The remainder of this page has been intentionally left blank; signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date and year first above written.

                                             LA JOLLA PHARMACEUTICAL COMPANY



                                             By:
                                                      Steven B. Engle
                                                      Chief Executive Officer

         THE PURCHASER'S SIGNATURE TO THE INVESTOR QUESTIONNAIRE DATED EVEN DATE HEREWITH SHALL CONSTITUTE THE PURCHASER'S SIGNATURE TO THIS STOCK PURCHASE AGREEMENT.